Exhibit 99.1

Contact Info:	Mary Ellen Fitzpatrick (978) 656-5520
Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces Second Quarter Net Income of $1.8 million and Continued Balance Sheet Growth and Branch Expansion.

LOWELL, Mass—(BUSINESS WIRE)—Jul. 17, 2008—Enterprise Bancorp, Inc. (the “company”) (NASDAQ:EBTC) announced net income of $1.8 million for the quarter ended June 30, 2008 compared to $2.3 million for the quarter ended June 30, 2007.  Diluted earnings per share were $0.22 for the second quarter compared to $0.29 for the same period in 2007.  The quarterly results represented decreases of 23% and 24% in net income and diluted EPS, respectively, compared to the same period in the prior year.  Net income for the six months ended June 30, 2008 amounted to $3.8 million compared to $4.5 million for the same period in 2007.  Diluted earnings per share were $0.48 for the six months ended June 30, 2008 compared to $0.58 for the comparable 2007 period.  The year-to-date results represented decreases of 16% and 17% in net income and diluted EPS, respectively, compared to the same period in the prior year.  On July 16, the company announced a third quarter dividend of $0.09 per share to be paid on September 2, 2008 to shareholders of record as of August 12, 2008. The quarterly dividend represents a 12.5% increase over the 2007 dividend rate.

The decrease in net income as compared to the prior year periods was primarily attributed to reduced spreads in the first six months of 2008, which is prevalent nationally at community banks, and certain non-core earnings items including an increase in the provision for loan losses principally due to strong loan growth in the first six months of 2008 and securities gains realized in 2007.

Jack Clancy, Chief Executive Officer, commented, “We are extremely pleased that the bank continues its successful growth and expansion.  Challenging economic cycles are not new to the bank or our experienced lending team. Enterprise opened for business in 1989 during a severe recession.  We feel that the lending practices established at that time, and which are ingrained in our culture, have served us well.  Experience taught us early on that we could best serve our customers and communities through disciplined and consistent lending.  While many of our competitors are currently retrenching, we have chosen to make significant investments in growth initiatives including: consistent marketing; hiring of key personnel; opening of new branch locations, including our most recent branch which opened in Methuen, MA in May and the announcement of two planned branch openings in Derry, NH and Acton, MA; and increased investments in our service culture and employee development.  These strategies negatively impact earnings in the short-term to promote future growth.  While the bank has consistently had a growth strategy since its inception, several times in our bank’s history we have strategically increased and accelerated our investments toward growth strategies, including in the early 1990s and the late 1990s/2000 when turbulent times, similar to today, opened up market share and growth opportunities for Enterprise.”

Founder and Chairman of the Board George Duncan also stated, “At Enterprise, our asset quality and capital levels remain strong due to our sound lending and credit review practices, our in-depth knowledge of our markets, and our prudent investment strategies.  We do not have a “sub-prime” lending program, we have had no foreclosures in 2008, and our non-performing loan and charge-off ratios remain at low levels.  With our strong foundation, and almost 20 years of experience under varying market conditions, we are poised to grow.  We are committed to investing in the future as we continually strengthen our position as the leading business bank in our region.”

Results of Operations

Net interest income for the quarter ended June 30, 2008 amounted to $10.2 million, compared to $10.1 million in the June 2007 quarter.  Net interest margin, the spread earned between interest-earning assets and the company’s funding sources, primarily deposits, was 4.12% for the quarter ended June 30, 2008 compared to 4.10% and 4.46% for the quarters ended March 31, 2008 and June 30, 2007, respectively.  The company realized slight improvement in net interest margin during the second quarter as loans continued to grow, deposit balances increased and deposit rates declined, higher-cost brokered CDs matured, and short-term rates on FHLB advances provided a cost-effective funding alternative.

Net interest income for both the six month periods ended June 30, 2008 and 2007 amounted to $20.1 million.  Net interest margin was 4.10% for the six months ended June 30, 2008, compared to 4.49% for the same period in 2007 and 4.40% for the year ended December 31, 2007. The decrease in the six-month margin resulted from asset yields repricing downward, due to the market rate reductions that began in September 2007 and continued through the first quarter of 2008.  Deposit and funding costs also declined over this period, but at a slower pace due to tight credit markets and a highly-competitive marketplace for deposits during that period.

The provision for loan losses, which is impacted by loan growth and asset quality, amounted to $550 thousand for the second quarter of 2008, as compared to $52 thousand in the second quarter of 2007.  The provision for loan losses for the six months ended June 30, 2008 amounted to $867 thousand, compared to $135 thousand for the same period in 2007.  The increases over the prior-year periods were primarily due to loan growth and the effect of net charge-offs which occurred primarily in the second quarter.  Total loans have increased $51.4 million, or 6%, since December 31, 2007. Year-to-date, the company recorded 2008 net charge-offs of $213 thousand, compared to 2007 year-to-date net recoveries of $42 thousand.  Asset quality remains strong with annualized year-to-date net charge-offs amounting to only 0.05% of average total loans, and non-performing assets to total assets of 0.57% at June 30, 2008.  The allowance for loan losses to total loans ratio was 1.60% at June 30, 2008, compared to 1.62% at December 31, 2007, and 1.65% at June 30, 2007.

Non-interest income for the quarter ended June 30, 2008 amounted to $2.4 million, a decrease of $127 thousand, or 5%, over the same quarter in the prior year.  The decrease was due primarily to a decrease in gains on sales of securities partially offset by an increase in deposit-service fees.  Non-interest income for the six months ended June 30, 2008 was $4.8 million, an increase of $192 thousand, or 4%, compared to the same period in 2007.  The increase resulted primarily from an increase in deposit-service fees, partially offset by a decrease in gains on sales of investment securities.  Excluding security gains, non-interest income increased $298 thousand or 14%, and $623 thousand, or 15%, over the comparable three and six-month periods, respectively, in the prior year.

Non-interest expense was $9.6 million quarter-to-date, an increase of $640 thousand, or 7%, over the comparable period in 2007.  Non-interest expense amounted to $18.6 million for the six months ended June 30, 2008, an increase of $1.2 million, or 7%, compared to the same period in 2007.  The increases in non-interest expense were primarily related to the company’s strategic growth initiatives resulting in increases in the areas of compensation-related costs, advertising expenses, training expense and business consulting expenses.  In addition, in 2008 the company’s deposit insurance premiums increased, due to FDIC insurance assessment changes which applied to all banks.

Key Financial Highlights

•                  Total assets were $1.116 billion at June 30, 2008 as compared to $1.058 billion at December 31, 2007, an increase of 5.5%.

•                  Total loans increased 6% since December 31, 2007 amounting to $885.2 million at June 30, 2008.  Total loans have increased 11% since June 30, 2007.

•                  Total deposits, excluding brokered deposits, were $890.0 million at June 30, 2008 and $798.1 million at December 31, 2007, an increase of 12%.  Brokered deposits amounted to $32.4 million and $70.7 million on those respective dates.

•                  Investment assets under management amounted to $525.0 million at June 30, 2008 compared to $573.6 million at December 31, 2007, a decrease of 8%.  The decrease is primarily attributable to the migration of off-balance sheet sweep accounts to other higher yielding alternatives, including on-balance sheet deposit products, as the yields on the sweep accounts have declined in relationship with short-term treasury yields, a reduction in investment assets, and declines in equity market values during the period.

•                  Total assets under management amounted to $1.664 billion at June 30, 2008 as compared to $1.652 billion at December 31, 2007, an increase of 1%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank.  The company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services.  The company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The company’s primary market area is the Merrimack Valley, North Central region of Massachusetts and South Central New Hampshire.  The company has fifteen full-service branch offices located in the Massachusetts cities and towns of Lowell, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, Westford and Salem, New Hampshire.  The company is in the process of obtaining regulatory approvals to establish two new branches in Derry, New Hampshire and Acton, Massachusetts, and expects to open these offices for business in 2009.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three and six months ended June 30, 2008 and 2007

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2008	2007	2008	2007

Interest and dividend income:
Loans	$14,091	$14,571	$28,653	$28,840
Investment securities	1,477	1,367	3,012	2,688
Short-term investments	43	35	105	66
Total interest and dividend income	15,611	15,973	31,770	31,594

Interest expense:
Deposits	4,583	5,447	9,946	10,505
Borrowed funds	578	173	1,164	406
Junior subordinated debentures	295	295	589	589
Total interest expense	5,456	5,915	11,699	11,500

Net interest income	10,155	10,058	20,071	20,094

Provision for loan losses	550	52	867	135

Net interest income after provision for loan losses	9,605	10,006	19,204	19,959

Non-interest income:
Investment advisory fees	841	817	1,661	1,595
Deposit service fees	961	674	1,838	1,311
Bank-owned life insurance	153	148	307	296
Net gains on sales of investment securities	—	425	47	478
Gains on sales of loans	29	59	60	99
Other income	404	392	872	814
Total non-interest income	2,388	2,515	4,785	4,593

Non-interest expense:
Salaries and employee benefits	5,807	5,307	11,157	10,642
Occupancy expenses	1,631	1,735	3,252	3,353
Audit, legal and other professional fees	358	496	765	792
Advertising and public relations	471	313	838	592
Deposit insurance premiums	202	26	343	52
Supplies and postage	228	249	463	482
Investment advisory and custodial expenses	88	129	202	252
Other operating expenses	819	709	1,615	1,319
Total non-interest expense	9,604	8,964	18,635	17,484

Income before income taxes	2,389	3,557	5,354	7,068
Income tax expense	606	1,239	1,554	2,528

Net income	$1,783	$2,318	$3,800	$4,540

Basic earnings per share	$0.22	$0.30	$0.48	$0.58

Diluted earnings per share	$0.22	$0.29	$0.48	$0.58

Basic weighted average common shares outstanding	7,962,963	7,797,414	7,950,475	7,772,836

Diluted weighted average common shares outstanding	8,000,586	7,897,422	7,990,545	7,888,515

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

	June 30,	December 31,	June 30,
(Dollars in thousands)	2008	2007	2007

Assets
Cash and cash equivalents:
Cash and due from banks	$36,130	$24,930	$44,081
Short-term investments	8,872	7,788	29,388
Total cash and cash equivalents	45,002	32,718	73,469

Investment securities at fair value	142,317	145,517	137,449
Loans, less allowance for loan losses of $14,199 at June 30, 2008, $13,545 at December 31, 2007, and $13,117 at June 30, 2007	870,983	820,274	781,528
Premises and equipment	20,216	19,296	15,707
Accrued interest receivable	5,278	5,777	5,590
Deferred income taxes, net	8,185	7,722	7,119
Bank-owned life insurance	13,016	12,736	12,483
Prepaid expenses and other assets	3,214	7,250	5,021
Income taxes receivable	1,670	378	—
Core deposit intangible, net of amortization	276	342	409
Goodwill	5,656	5,656	5,656

Total assets	$1,115,813	$1,057,666	$1,044,431

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$922,462	$868,786	$938,881
Borrowed funds	84,073	81,429	5,413
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	7,139	6,245	4,791
Income taxes payable	—	—	100
Accrued interest payable	2,872	3,369	3,101

Total liabilities	1,027,371	970,654	963,111

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—

Common stock $0.01 par value per share; 20,000,000 shares authorized; 7,977,973, 7,912,715 and 7,839,424 shares issued and outstanding at June 30, 2008, December 31, 2007 and June 30, 2007, respectively	80	79	78
Additional paid-in capital	29,006	28,051	27,101
Retained earnings	59,887	58,527	54,425
Accumulated other comprehensive (loss) / income	(531)	355	(284)

Total stockholders’ equity	88,442	87,012	81,320

Total liabilities and stockholders’ equity	$1,115,813	$1,057,666	$1,044,431

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

	At or for the	At or for the	At or for the
	six months	year	six months
	ended	ended	ended
	June 30,	December 31,	June 30,
(Dollars in thousands, except per share data)	2008	2007	2007
Balance Sheet Items:
Total assets	$1,115,813	$1,057,666	$1,044,431
Loans serviced for others	23,246	20,826	19,738
Investment assets under management	525,023	573,608	528,284
Total assets under management	$1,664,082	$1,652,100	$1,592,453

Book value per share	$11.09	$11.00	$10.37
Dividends per common share	$0.18	$0.32	$0.16
Total capital to risk weighted assets	11.11%	11.44%	11.28%
Tier 1 capital to risk weighted assets	9.86%	10.19%	9.97%
Tier 1 capital to average assets	8.69%	8.84%	8.81%
Allowance for loan losses to total loans	1.60%	1.62%	1.65%
Non-performing assets	$6,388	$4,156	$3,323
Non-performing assets to total assets	0.57%	0.39%	0.32%

Income Statement Items (annualized):
Return on average assets	0.72%	0.99%	0.94%
Return on average stockholders’ equity	8.66%	12.11%	11.55%
Net interest margin (tax equivalent)	4.10%	4.40%	4.49%